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SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Superior Industries International, Inc.	2010 Proxy Statement

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
7800 Woodley Avenue
Van Nuys, California 91406
________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2010

To the Shareholders of
SUPERIOR INDUSTRIES INTERNATIONAL, INC.:

The Annual Meeting of Shareholders (the “Annual Meeting”) of SUPERIOR INDUSTRIES INTERNATIONAL, INC. (the “Company”) will be held at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91406 on Friday, May 21, 2010 at 10:00 A.M. Pacific Time for the following purposes:

(1)	To elect three director candidates as Class II directors of the Board of Directors;

(2)	To amend the Amended and Restated Bylaws to reduce the size of the Board of Directors;

(3)	To vote on one shareholder proposal; and

(4)	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Only shareholders of record at the close of business on March 22, 2010 are entitled to notice of and to vote at the Annual Meeting.  On any business day from May 19, 2010 until May 21, 2010, during ordinary business hours, shareholders may examine the list of shareholders for any proper purpose relevant to the Annual Meeting at the Company’s executive offices at 7800 Woodley Avenue, Van Nuys, California 91406.

Your vote is important.  Whether or not you expect to attend the Annual Meeting in person, please vote as promptly as possible.  This will ensure the presence of a quorum at the Annual Meeting.  The Company will save the expense and extra work of additional solicitation if you promptly vote your shares via the Internet or by telephone, or by requesting and returning a signed and dated proxy card.  Such action will not affect your right to vote in person should you choose to attend the Annual Meeting.  Please review the instructions regarding your voting options described in the Notice of Internet Availability previously delivered to shareholders.

By Order of the Board of Directors

/s/Robert A. Earnest
Robert A. Earnest
Vice President, General Counsel and Corporate Secretary

Van Nuys, California
Dated: April 5, 2010

Superior Industries International, Inc.	2010 Proxy Statement

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 21, 2010

The Notice of Internet Availability previously delivered to shareholders provides instructions as to how shareholders can access our Proxy Statement and Annual Report to Shareholders via the Internet, contains a listing of matters to be considered at the Annual Meeting, and includes instructions as to how shares can be voted via the Internet at www.proxyvote.com or by telephone.  You may request a printed version of the proxy card, our Proxy Statement and Annual Report to Shareholders.  Please see the Notice of Internet Availability for instructions.

Superior Industries International, Inc.	2010 Proxy Statement

Table of Contents

VOTING SECURITIES AND PRINCIPAL HOLDERS	2

PROPOSAL 1 - ELECTION OF DIRECTORS	3

INFORMATION REGARDING DIRECTOR NOMINEES	3

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS	7

PROPOSAL 2 - BYLAW AMENDMENT TO REDUCE THE SIZE OF THE BOARD OF DIRECTORS	11

PROPOSAL 3 - SHAREHOLDER PROPOSAL ON DIRECTOR ELECTION MAJORITY VOTE STANDARD	12

COMPENSATION DISCUSSION AND ANALYSIS	15

COMPENSATION COMMITTEE REPORT	19

COMPENSATION TABLES	20

AUDIT AND NON-AUDIT FEES	26

AUDIT COMMITTEE REPORT	27

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	28

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS	28

ANNUAL REPORT TO SHAREHOLDERS AND OTHER MATTERS	28

i

Superior Industries International, Inc.	2010 Proxy Statement

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
7800 Woodley Avenue
Van Nuys, California 91406
________________

PROXY STATEMENT
________________

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2010

This Proxy Statement is furnished to the shareholders of Superior Industries International, Inc., a California corporation (referred to herein as “Superior,” the “Company” or in the first person notation “we,” “us” and “our”), in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91406 on Friday, May 21, 2010 at 10:00 A.M. Pacific Time and at all postponements and adjournments thereof.  The cost of this solicitation will be borne by Superior.  The solicitation will be by mail, telephone, Internet, or oral communication with shareholders.  The Company has requested that brokers, custodians, nominees and other record holders forward copies of the Notice of Internet Availability and other soliciting materials to persons for whom they hold shares of Superior common stock and request authority for the exercise of proxies.  In such cases, the Company will reimburse such record holders for their reasonable expenses.

The matters to be considered and voted upon at the Annual Meeting are set forth in the Notice of Internet Availability and also in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement.

If your shares are registered directly in your name, you are considered a stockholder of record and you may vote in person at the Annual Meeting.  A proxy, if properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained thereon.  If a properly executed proxy is returned without instructions, the proxy will be voted FOR the election as directors of the individuals named in Proposal 1 below, FOR the approval of the bylaw amendment and AGAINST the shareholder proposal, in each case as recommended by the Board of Directors.  If the proxy is not returned, your vote will not be counted.  Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised, by filing with the Corporate Secretary of Superior a written notice revoking it or a duly executed proxy bearing a later date, or, if the person executing the proxy is present at the meeting, by voting his or her shares in person.

If your shares are registered through a bank or brokerage firm, your shares are considered to be held beneficially in street name.  If your shares are held beneficially in street name and you wish to vote in person at the Annual Meeting, you will need to obtain a proxy from the bank or brokerage firm that holds your shares.  Please note that even if you plan to attend the Annual Meeting in person, the Company recommends that you vote before the Annual Meeting.

If your shares are held beneficially in street name and you do not instruct your bank or brokerage firm, your bank or brokerage firm will not vote your shares, and your shares will be considered “broker-non-votes.”

The Notice of Internet Availability and related proxy materials are being distributed or made available to shareholders on or about April 9, 2010.  The address of the principal executive offices of the Company is 7800 Woodley Avenue, Van Nuys, California 91406.

Superior Industries International, Inc.	2010 Proxy Statement

VOTING SECURITIES AND PRINCIPAL HOLDERS

There were issued and outstanding 26,668,440 shares of Superior’s common stock, no par value (the “Common Stock”), on March 22, 2010, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Annual Meeting.  Each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of Superior as of the record date; votes may not be cumulated.  To constitute a quorum for the transaction of business at the Annual Meeting, there must be present, in person or by proxy, a majority of the shares entitled to vote.

The following table sets forth information known to Superior as of March 22, 2010 with respect to beneficial ownership of the Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each of the Named Executive Officers (as defined in the Compensation Discussion and Analysis section of this Proxy Statement) and by all directors and executive officers of Superior as a group:
Name and Address (†) of Beneficial Owner	Amount and Nature of Beneficially Owned		Percent of Class

Louis L. Borick	3,685,823	(7)	12.72%
Third Avenue Management LLC 622 Third Avenue, 32nd Floor New York, NY 10017	2,849,785	(1)	10.69%

MetLife Advisers, LLC 501 Boylston Street Boston, MA 02116	2,290,713	(2)	8.59%

Dimensional Fund Advisors LP Palisades West, Building One Austin, Texas 78746	2,040,914	(3)	7.65%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,809,426	(4)	6.78%

Steven J. Borick	1,250,350	(7)	4.50%
Michael J. O'Rourke	121,765	(7)	*
Emil J. Fanelli	59,500	(7)	*
Philip W. Colburn	24,430	(7)	*
V. Bond Evans	23,500	(7)	*
Sheldon I. Ausman	23,500	(7)	*
Robert A. Earnest	22,700	(7)	*
Michael J. Joyce	15,900	(7)	*
Margaret S. Dano	11,500	(7)	*
Francisco S. Uranga	10,000	(7)	*
Eddie R. Rodriguez	0	(5)	*
Erika H. Turner	0	(6)	*

Superior’s Directors and Executive Officers	5,596,224	(8)	19.49%
as a Group (20 persons) (9)

_______________

†	All persons have the Company’s principal office as their address, except as indicated.

*	Less than 1%.

Superior Industries International, Inc.	2010 Proxy Statement

(1)	Based on a Schedule 13G filed with the SEC on January 11, 2010. Securities and Exchange Commission (the “SEC”).

(2)	Based on a Schedule 13G filed with the SEC on February 10, 2010, voting power over all of such shares is shared with Met Investors Series Trust.

(3)	Based on a Schedule 13G filed with the SEC on February 10, 2010, beneficial ownership of such shares is disclaimed.

(4)
Based on a Schedule 13G filed with the SEC on January 20, 2010, voting power over all of such shares is shared with BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Investment Management, LLC and BlackRock International Ltd.

(5)	Mr. Rodriguez resigned as the Company’s Vice President, Human Resources on February 19, 2010.

(6)	Ms. Turner resigned as the Company’s Chief Financial Officer on October 2, 2009, effective October 23, 2009.

(7)
Includes stock options that have been previously granted in the amount of 1,132,499 for Mr. S. Borick, 260,000 for Mr. L. Borick, 119,749 for Mr. O'Rourke, 59,500 for Mr. Fanelli, 23,500 for Mr. Colburn, 23,500 for Mr. Evans, 23,500 for Mr. Ausman, 22,500 for Mr. Earnest, 15,000 for Mr. Joyce, 10,000 for Ms. Dano, and 10,000 for Mr. Uranga and that are exercisable within 60 days of March 22, 2010.

(8)
Includes 2,046,995 shares of which the directors and executive officers have the right to acquire beneficial ownership through the exercise within 60 days from March 22, 2010 of stock options that have previously been granted.  Excluding Mr. L. Borick, the directors and executive officers collectively and beneficially own 1,910,401 shares, or 6.71% of the class.  Each of such directors and executive officers has sole investment and voting power over his or her shares.

(9)
Information regarding our executive officers who are not also directors is contained under the caption Executive Officers of Registrant at the end of part I of our Annual Report on Form 10-K for the fiscal year ending December 27, 2009.

A copy of Superior’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (“SEC”), will be furnished to any shareholder without charge on written request to Mr. Emil J. Fanelli, acting Chief Financial Officer, Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.

PROPOSAL 1
ELECTION OF DIRECTORS

One of the purposes of the Annual Meeting is to elect three people to Class II of the Board of Directors.  Our Restated Articles of Incorporation divide our directors into three classes, as equal in number as possible.  The term of office of our Class II directors expires at the 2010 Annual Meeting; the term of office of our Class III directors expires at the 2011 Annual Meeting; and the term of office of our Class I directors expires at the 2012 Annual Meeting.  Class II Directors will be elected to serve a three-year term ending at the 2013 Annual Meeting and until their successors are elected and qualified.

The Board has previously been comprised of nine directors; three in each of Class I, Class II and Class III.  In May, 2007, Mr. Jeffrey Ornstein resigned from the Board of Directors reducing the number of sitting Class I directors from three to two.  As further outlined in Proposal 2, the vacancy in Class I has not been filled, and the Board of Directors is proposing that the shareholders approve a reduction in the size of the Board of Directors to a minimum of seven and a maximum of nine members, with the Board of Directors to continue to have eight members following the Annual Meeting.

Unless instructed otherwise, the persons named in the proxy will vote the shares for the election of the nominees named within this proxy to Class II of the Board of Directors.  Although it is not contemplated that any nominee will decline or be unable to serve, the shares will be voted by the proxy holders in their discretion for another person if this should happen.  The term of each person elected as a director will continue until his or her term has expired and his or her successor is elected and qualified.

Information Regarding Director Nominees

Messrs. Sheldon I. Ausman, V. Bond Evans, and Michael J. Joyce are currently serving as directors in Class II.  They were elected at the 2007 Annual Meeting of Shareholders for a term of office expiring at the 2010 Annual Meeting.  The Board of Directors recommends all of the nominees for re-election.

Superior Industries International, Inc.	2010 Proxy Statement

For each nominee and for each of the other directors who will continue in office after the Annual Meeting, shown below and in the tables elsewhere in this Proxy Statement are the name, age, principal business or occupation, the year in which each first became a director of the Company, committee memberships, ownership of equity securities of the Company and other information.

Each of the following people are nominated for election to Class II of the Board of Directors to serve a three-year term ending at the 2013 Annual Meeting and until their successors are elected and qualified.

Sheldon I. Ausman

On May 23, 2007, Mr. Ausman was elected to the newly established position of Lead Director for Superior.  For 34 years until his retirement, Mr. Ausman was with the international firm of Arthur Andersen, accountants and auditors.  He retired as the Managing Partner of the Southwest United States, Australia, and New Zealand offices.  He also served as a member of the firm’s Board of Partners and various other committees.  Prior to reaching retirement age, Mr. Ausman served on the Board of Northern Trust Bank of California and was a director of Allen Telecom, Inc., a New York Stock Exchange listed manufacturer of wireless equipment to the telecommunications industry, prior to its merger with Andrew Corporation in July 2003.  He currently is a Principal of Gumbiner Savett, Inc., a regional public accounting firm.  In addition, he is a director of several nonprofit and privately owned companies.  Mr. Ausman chairs our Audit Committee and serves on our Compensation and Benefits Committee of the Board of Directors.  Mr. Ausman brings expertise in audit of manufacturing companies, private equity, and mergers and acquisitions to his position of Lead Director.

V. Bond Evans

Mr. Evans has over 37 years of domestic and international experience in engineering, manufacturing and general management disciplines, primarily in the aluminum industry.  He graduated from General Motors Institute of Technology and Management and began his career with General Motors Diesel Ltd. Canada.  In 1960, he joined Kawneer Company Canada Limited.  He became President with responsibility for Canadian and European operations in 1968.  He was named President of the parent company in 1970 with responsibility for worldwide operations.  Following the acquisition of Kawneer, Inc. by Alumax, Inc., a New York Stock Exchange listed company, he held a succession of upper management positions in Alumax, becoming President and Chief Executive Officer of the company in 1991.  During his career Mr. Evans served as a Director and Committee Chairman of the Aluminum Association and the International Primary Aluminum Institute.  Mr. Evans brings expertise in plant design and site selection, manufacturing industry engineering and management knowledge, and foreign and domestic labor, contract, and regulatory negotiation skills to the Board.  He also chairs the Compensation and Benefits Committee of the Board of Directors.

Michael J. Joyce

Mr. Joyce has more than 30 years of experience in automotive and automotive related industries. He is currently a Director of Auxilio, Inc.  Prior to his retirement, Mr. Joyce was President, CEO and a principal owner of Pacific Baja Light Metals, Inc., a manufacturer of aluminum wheels and other machined aluminum castings for the automotive industry.  Pacific Baja has manufacturing facilities in the United States and Mexico.  From 1983 to 1990, Mr. Joyce was Group President of the Aluminum Wheel Group of the Kelsey-Hayes Company.  From 1971 to 1983, Mr. Joyce held various management positions with Rockwell International, the last as Vice President and General Manager of its Western Wheel Division, a manufacturer of aluminum wheels.  Mr. Joyce holds a degree in physics from Kent State University and a MBA from Ohio State University.  Mr. Joyce brings expertise to the Board in international manufacturing, operations and finance, aluminum foundry and machining equipment and operations, and also serves on the Compensation and Benefits Committee of the Board of Directors.

Vote Required and Board Recommendation

The three people receiving the largest number of “yes” votes will be elected as Class II directors. Under California law, since there is no particular percentage of either the outstanding shares or the shares represented at the meeting required to elect a director, abstentions and broker non-votes will have no effect on the election of our Class II directors.  Shares subject to such abstentions or non-votes will be counted in determining whether there is a quorum for taking shareholder action under California law and our Restated Bylaws. However, our Corporate Governance Guidelines provide that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote.  The Nominating and Corporate Governance Committee and the Board must then act upon the tendered resignation, culminating with a public disclosure explaining the Board’s decision and decision-making process.

Superior Industries International, Inc.	2010 Proxy Statement

THE SUPERIOR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ELECTION OF THESE NOMINEES AS CLASS II DIRECTORS.

Class I and Class III Directors

Directors in the other two classes of directors whose terms are not expiring at the Annual Meeting are as follows:

Class I —	Serving until the 2012 Annual Meeting of Shareholders and until their respective successors are elected and qualified:

Philip W. Colburn

Mr. Colburn has more than 40 years of business experience as an entrepreneur, senior executive, CEO and Chairman of privately held and public companies.  Prior to the merger with Andrew Corporation in July 2003, he was the Chairman of Allen Telecom, Inc., a New York Stock Exchange listed manufacturer of wireless equipment to the global telecommunications industry.  He held this position since 1988 and was CEO of the company from 1988 to 1993.  A CPA, Mr. Colburn has a BS from UCLA in Finance and a Masters in Economics from the University of Denver.  Mr. Colburn has been a Director of nine different public companies.  He has expertise in senior management, finance, management of foreign and domestic automotive operations, and transactional negotiation.  Mr. Colburn serves on our Audit and Nominating and Corporate Governance Committees of the Board of Directors.

Margaret S. Dano

Ms. Dano has 30 years of experience in large, industry leading companies. Ms. Dano was Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International, Inc., from June 2002 until her retirement from that position in 2005.  From April 2002 to June 2002, she was Vice President, Global Operations, Automation and Controls Solutions of Honeywell.  She was Vice President, Supply Chain, Office Products of Avery Dennison Corporation from January 1999 to April 2002, and was Avery Dennison’s Vice President, Corporate Manufacturing and Engineering from 1997 to 1999.  Previously, she was Vice President, Operations Accessories, North America, of Black & Decker Corporation, and she served as a Program Manager, Product Manager and Plant Manager for General Electric Corporation for a five-year period in the early 1990s.  Ms. Dano received a BSME in mechanical-electrical engineering from the General Motors Institute.  She is currently the Lead Director and Chair of the Compensation Committee for Anthony International, a consumer products company and previously served as a director of Fleetwood Enterprises, Inc. from 2000 to 2009, serving on both their Audit and Governance and Nominating Committees.  Ms. Dano was appointed to our Board of Directors effective January 1, 2007.  Ms. Dano brings expertise in strategic planning, product management, start-up and global operations, and cost and quality improvements to the Board, and now chairs our Nominating and Corporate Governance Committee and serves on our Audit Committee.

Class III —	Serving until the 2011 Annual Meeting of Shareholders and until their respective successors are elected and qualified:

Louis L. Borick

Mr. L. Borick, Founding Chairman, currently serves as a member of the Board of Directors.  A successful entrepreneur, Mr. L. Borick founded the Company in 1957 and has been on its Board of Directors since 1958, serving as Chairman until May 24, 2007.  Mr. L. Borick also served as Chief Executive Officer of the Company until January 1, 2005, and President until January 1, 2003.  His son, Steven J. Borick, who also serves on the Company's Board of Directors, succeeded Mr. L. Borick as President, Chief Executive Officer and Chairman of the Board of Directors of the Company.  Mr. L. Borick brings expertise in automotive manufacturing and operations, sales, and entrepreneurial drive that is the cornerstone of our Company’s history.

Steven J. Borick

Mr. Steven Borick has been Chairman of the Board of Directors since May 23, 2007 and is responsible for the formulation of our overall corporate policy of and that of our subsidiaries.  He was previously appointed President effective January 1, 2003, and was appointed Chief Executive Officer, effective January 1, 2005.  He joined us in January 1999, after serving on our Board for 18 years, and was appointed Vice President, Strategic Planning on March 19, 1999, and Executive Vice President on January 1, 2000.  Prior to joining us, he was engaged in the oil exploration business for over 20 years as President of Texakota, Inc. and general partner of Texakota Oil Co.  Mr. S. Borick has also served on the Board of Directors of M.D.C. Holdings, Inc., a New York Stock Exchange listed company, since April 1987, and has served as Chairman of the Compensation Committee and as a member of the Audit and Legal Committees.  Currently, he is a member of their Legal Committee.  Mr. Steven Borick is a son of Mr. Louis Borick.

Superior Industries International, Inc.	2010 Proxy Statement

Francisco S. Uranga

Mr. Uranga is Corporate Vice President and Chief Business Operations Officer for Latin America at Taiwan-based Foxconn Electronics, Inc., the largest electronic manufacturing services company in the world, where he is responsible in Latin America for government relations, regulations, incentives, tax and duties, legal, customs, immigration, and land and construction issues.  From 1998 to 2004, he served as Secretary of Industrial Development for the state government of Chihuahua, Mexico.  Previously, Mr. Uranga was Deputy Chief of Staff and then Chief of Staff for Mexican Commerce and Trade Secretary Herminio Blanco, where he actively participated in implementing NAFTA and in negotiating key agreements with the Mexican government as part of the country's trade liberalization.  Earlier, Mr. Uranga was Sales and Marketing Manager for American Industries International Corporation.  He earned a B.A. in Business Administration from the University of Texas at El Paso and a Diploma in English as a Second Language from Brigham Young University.  Mr. Uranga was appointed to our Board of Directors, effective January 1, 2007, and brings expertise in Mexican-American relations and operations and regulatory compliance, helping us manage our plants in Mexico, which now account for the majority of our production.  Mr. Uranga now serves on our Nominating and Corporate Governance Committee of the Board of Directors.

The nominees for Class II directors and the additional directors in Class I and Class III are as follows:

	Name	Age	Principal Occupation	First Elected or Appointed as a Director
Nominees for Class II Directors	Sheldon I. Ausman	76	Lead Director; Principal, Gumbiner Savett, Inc., Certified Public Accountants and Business Advisors	1991
	V. Bond Evans	75	Retired President and Chief Executive Officer, Alumax, Inc.	1994
	Michael J. Joyce	67	Retired President and CEO, Pacific Baja Light Metals, Inc.	2005
Continuing Class III Directors	Louis L. Borick	86	Founding Chairman	1957
	Steven J. Borick	57	Chairman of the Board, Chief Executive Officer and President	1981
	Francisco S. Uranga	46	Corporate Vice President and Chief Business Operations Officer for Latin America, Foxconn Electronics, Inc.	2007
Continuing Class I Directors	Philip W. Colburn	81	Retired Chairman, Allen Telecom, Inc.	1990
	Margaret S. Dano	50	Retired Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International Inc.	2007

Superior Industries International, Inc.	2010 Proxy Statement

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Selection of Nominees for Director

It is the policy of the Board, as set forth in the Company’s Corporate Governance Guidelines, to select director nominees who possess personal and professional integrity, sound business judgment, a willingness to devote the requisite time and energies to their duties as director, and relevant experience and skills to be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company’s shareholders.  Board members are evaluated and selected based on their individual merit as well as in the context of the needs of the Board as a whole.

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing, and recommending for the Board’s selection qualified individuals to be nominated for election or re-election to the Board, consistent with the criteria set forth in the Company’s Corporate Governance Guidelines.  The Nominating and Corporate Governance Committee, in conducting such evaluation, may also take into account such other factors as it deems relevant.

Although the Nominating and Corporate Governance Committee does not have a diversity policy for the selection of nominees for director, the Nominating and Corporate Governance Committee does consider diversity when identifying director nominees.  For this purpose, the Nominating and Corporate Governance Committee considers not only race, gender and ethnicity, but also differences in viewpoint, professional and business experience, education and skill, among other criteria.

Prior to nominating an existing director for re-election to the Board, the Nominating and Corporate Governance Committee considers and reviews the existing director’s Board and committee meeting attendance and performance, length of Board service, independence, as well as the experience, skills and contributions that the existing director brings to the Board.  Further, the Nominating and Corporate Governance Committee receives disclosures relating to a director’s independence and assists the Board in making determinations as to the independence of the directors.  The Nominating and Corporate Governance Committee also reviews periodically the composition and structure of the Board as a whole.

From time to time, the Nominating and Corporate Governance Committee may engage outside search firms to assist it in identifying and contacting qualified director candidates.

Any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director at a meeting by providing written notice of such shareholder's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Corporate Secretary of the Company not later than 120 days in advance of an annual meeting of shareholders, and with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.  A shareholder notice must contain the following information: the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; a representation that the shareholder is a holder of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and the consent of each nominee to serve as a director of the corporation if so elected.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures, which nomination shall be void.

The Nominating and Corporate Governance Committee recommended the directors nominated by the Board for election at the Annual Meeting.  When a member of the Nominating and Corporate Governance Committee is under consideration for nomination, the nominee typically recluses himself or herself from the discussion and abstains from the voting on the recommendation.

Superior Industries International, Inc.	2010 Proxy Statement

The Company’s policies and procedures regarding the selection of director nominees are described in detail in the Company’s Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, which are available on the Company’s website at http://www.supind.com/investor.  In addition, printed copies of the Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter are available upon written request to the Company’s Corporate Secretary at Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.

Board Leadership Structure and Risk Oversight

As is common practice among public companies in the United States, the Board has appointed the Company’s Chief Executive Officer to serve as Chairman of the Board.  The Board’s leadership structure has combined the positions of Chairman and CEO since the Company was founded, except for a two-year transition period when the founder continued as Chairman and his son was elected CEO.  Mr. Steven Borick has served as Chairman and CEO since May, 2007.

The Board believes that the combination of the Chairman and CEO roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying the Company’s strategy behind a single vision.  In addition, we have found that our CEO is the most knowledgeable member of the Board regarding risks the Company may be facing and, in his role as Chairman, is able to facilitate the Board’s oversight of such risks. If a structure was established that required an independent director to serve as Chairman, the Board believes it would impair its ability to select the most qualified individual to serve as Chairman.  This would not be in the best interests of the Company and its shareholders.

When Mr. Steven Borick was elected as Chairman, the independent directors of the Board also designated an independent Lead Director, Mr. Sheldon Ausman.  As Lead Director, Mr. Ausman has the authority and responsibility to preside at the executive sessions of the independent directors, and which authority also includes:

•	Advise the Chairman regarding the agenda, structure, schedule, appropriate length of Board meetings and materials to be provided to the directors;
•	Assign tasks to the appropriate committee in consultation with the Chairman;
•	Recommend committee assignments to the Nominating and Corporate Governance Committee;
•	Facilitate the annual review of the CEO’s performance together with the Chair of the Compensation and Benefits Committee; and
•	Serve as an independent point of contact for shareholders.

With the exception of the Founding Chairman and the Chairman, the Lead Director and the remaining five directors are all independent.  Thus, three-fourths of the Board of Directors consists of independent directors.  This independent majority and our governance practices provide an effective and independent oversight of management.

Regarding risk oversight, the Company’s internal audit department provides both management and the independent Audit Committee, which discusses policies with respect to risk assessment and risk management, with ongoing assessments of the Company’s risk management processes and system of internal control.  The Audit Committee reports regularly to the Board, as provided in its charter.  In addition, the Audit Committee identifies and requires reporting on areas perceived as potentially posing risk to the Company’s business.

For the foregoing reasons, the Board believes that its leadership structure provides an appropriate balance between the need for strategic leadership by our Chairman and CEO, and the oversight, objectivity and independence of the Lead Director and non-management directors.  Further, the Board believes its leadership structure is appropriate given the Company’s specific circumstances, the management of risk and the Board’s administration of its oversight function.

Committees and Meetings of the Board of Directors; Director Independence

The Board of Directors of the Company held five regularly scheduled meetings in 2009.  Each director attended all meetings of the Board of Directors and, with the exception of one director, the committees of the Board on which they served during 2009.  One director could not attend one Audit Committee meeting.  Although the Company has no formal policy with regard to Board members’ attendance at its annual meeting of shareholders, it is customary for the Company’s directors to attend.  All of the Company’s directors attended the Company’s 2009 Annual Meeting of Shareholders.  In addition to meeting as a group to review the Company’s business, certain members of the Board of Directors also devote their time and talents to certain standing committees.  Significant committees of the Board of Directors of the Company and the respective members are set forth below.

Superior Industries International, Inc.	2010 Proxy Statement

Audit Committee

The Audit Committee’s functions include direct responsibility for:
•
appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged to audit the Company’s financial statements or to perform other audit, review or attestation services for the Company,

•	discussing with the independent auditors their independence,
•	reviewing and discussing with the Company’s independent auditors and management the Company’s audited financial statements, and
•	recommending to the Company’s Board of Directors whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the previous fiscal year.

The Audit Committee is composed of Sheldon I. Ausman (Committee Chair), Philip W. Colburn and Margaret S. Dano.  Messrs. Ausman and Colburn and Ms. Dano are independent as that term is defined in Section 303A.02 of the New York Stock Exchange’s Corporate Governance Rules and Rule 10A-3(b)(ii) of the Exchange Act.  The Board has determined that Mr. Ausman is an “audit committee financial expert” as defined by SEC rules based upon, among other things, his accounting background and experience.  The Audit Committee met seven times in 2009.  See also Audit Committee Report in this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s functions include:
•	assisting the Board in identifying qualified individuals to become directors,
•	recommending to the Board qualified director nominees for election at the annual meeting of shareholders,
•	determining membership on the Board committees,
•	reviewing and recommending amendments to the Corporate Governance Guidelines, and
•	oversight of annual self-evaluations by the Board.

The Nominating and Corporate Governance Committee is composed of Margaret S. Dano (Committee Chair), Philip W. Colburn and Francisco S. Uranga.  Ms. Dano and Messrs. Colburn and Uranga are independent as that term is defined in Section 303A.02 of the New York Stock Exchange’s Corporate Governance Rules.  The Nominating and Corporate Governance Committee met four times in 2009.

Compensation and Benefits Committee

The Compensation and Benefits Committee’s functions include:
•	review and approval of compensation for the Company’s officers and key employees, and
•	administration of the Company’s Equity Incentive Plan.

The Compensation and Benefits Committee consists of V. Bonds Evans (Committee Chair), Sheldon I. Ausman and Michael J. Joyce.  Messrs. Ausman, Evans and Joyce are independent as that term is defined in Section 303A.02 of the New York Stock Exchange’s Corporate Governance Rules.  The Compensation and Benefits Committee met four times during 2009.  See also Compensation Committee Report and Compensation Discussion and Analysis, in this Proxy Statement.

Other Committees; Committee Charters

In addition to its standing committees, the Board of Directors may on occasion form a special committee for a discrete purpose, such as the consideration of the settlement of a lawsuit or the approval of a transaction.  During 2009, two such special purpose committees were organized and met in aggregate a total of two times.  The Board of Directors does not foresee the need for these committees to meet again.

For its standing committees, the Board of Directors has adopted a written charter for each of the Audit Committee, the Compensation and Benefits Committee, and the Nominating and Corporate Governance Committee, which are available on the Company’s website at http://www.supind.com/investor/BOC.aspx. Printed copies of these documents are also available upon written request to the Company's Corporate Secretary, Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.

Non-Management Executive Sessions

Non-management directors meet at least annually and generally before or after regularly scheduled meetings of the Board of Directors.  The Lead Director, Mr. Sheldon I. Ausman, chairs these sessions.

Communications with Directors

Shareholders and interested parties wishing to communicate directly with the Board of Directors, the Chairman of the Board, the Lead Director, the Chair of any committee, or the non-management directors as a group about matters of general interest to shareholders are welcome to do

Superior Industries International, Inc.	2010 Proxy Statement

so by writing the Company’s Corporate Secretary at Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.  The Corporate Secretary will forward these communications as directed. Before submitting proposals for consideration at a meeting of shareholders, the Company strongly encourages shareholders to commence a dialogue with the Board of Directors, as the Board may be able to address the shareholder’s concerns informally without incurring the expense of a shareholder vote.

Corporate Governance Guidelines

The Board believes in sound corporate governance practices and has adopted formal Corporate Governance Guidelines to enhance its effectiveness.  Our Board has adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to fulfill its role of management oversight and monitoring in the interest and for the benefit of our shareholders.  The Corporate Governance Guidelines set forth the practices our Board will follow with respect to, among other areas, director qualification and independence, board and committee meetings, involvement of and access to management, and Chief Executive Officer performance evaluation and succession planning.  The Corporate Governance Guidelines are publicly available on the Company’s website at http://www.supind.com/investor/CorporateGovernance.aspx and in print upon written request to the Company’s Corporate Secretary at Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, a code of ethics that applies to all of the Company's directors, officers and employees.  The Code of Business Conduct and Ethics is publicly available on the Company’s website at http://www.supind.com/investor/ COBE.aspx and in print upon written request to the Company’s Corporate Secretary at Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.  Any amendments to the Code of Business Conduct and Ethics or grant of any waiver from a provision of the code to any director or officer will be disclosed on the Company's website within five days of a vote of the Board of Directors or a designated Board committee that such an amendment or waiver is appropriate, and shall otherwise be disclosed as required by applicable law or New York Stock Exchange rules.

Compensation of Directors

During 2009, all non-employee directors of the Company were each compensated at the rate of $36,000 per year for services as directors and $1,000 for each Board meeting attended.  In addition, they received $2,000 for each committee meeting attended or $2,500 for each committee meeting chaired.  The Lead Director receives additional compensation of $10,000 annually.  As a management member of the Board of Directors, Mr. Steven J. Borick, Chairman of the Board, CEO and President, is not directly compensated for his service as a director.

The Company typically enters into Salary Continuation Agreements or a Salary Continuance Plan with its non-employee directors, which provide for the Company to pay to the individual, upon ceasing to serve as a director of the Company for any reason, a monthly benefit up to 30% of the individual's final average compensation over the preceding 36 months.  The benefit is payable after having reached specified vesting dates and after reaching the age of 65 (or in the event of death while employed by the Company).  Benefit payments continue through the later of ten years or, if subsequent to retirement, the individual’s death.  Final average compensation does not include fees paid for attending Board and committee meetings.  The Company also entered into such agreement with its former CEO and President Mr. Louis L. Borick, Founding Chairman.  Effective March 1, 2007, Mr. Borick began to receive an annual benefit of $300,000 pursuant to the terms of his Salary Continuation Agreement.  No other current director is currently receiving such benefits.

Effective January 1, 2005, Mr. Louis L. Borick began receiving, per the terms of his 1994 Employment Agreement, one-twelfth of his annual base compensation as of December 31, 2004, during each of the ensuing 60 months.  Commencing 2010, he will receive one-half of such amount during each of the 120 months following.  Mr. L. Borick’s annual base compensation on December 31, 2004 was $1 million.  In the event of his demise, this benefit will terminate immediately.

As former President, CEO and Chairman of the Board, Mr. L. Borick also continues to receive compensation as set forth in his Services Agreement, dated January 1, 2005, and amended effective March 1, 2007.  The amended Services Agreement provides Mr. L. Borick the use of a company automobile and medical and dental benefits.  Mr. L. Borick also receives an assisted living benefit.

Lastly, Mr. L. Borick was entitled under his 1994 Employment Agreement to life insurance under a split dollar arrangement for a face value of $2,500,000.  As the cost of maintaining the two life insurance policies had become very expensive, the split dollar arrangement was terminated during 2009.  In exchange for terminating the split dollar arrangement and all future liability for premiums, the Company relinquished any right to be reimbursed for accumulated premium payments and transferred a life insurance policy with a cash value to The Louis L. Borick Irrevocable Trust-1998.

Non-employee directors also participate in the Company’s Equity Incentive Plan, which is described under Compensation

Superior Industries International, Inc.	2010 Proxy Statement

Discussion and Analysis – 2008 Executive Compensation Components – Long-Term Equity Incentive Compensation in this Proxy Statement.  The Company has not granted any stock appreciation rights or stock awards to its non-employee directors, but has granted stock options.  Grants made to non-employee directors under the Company’s Equity Incentive Plan may be made at the same time as grants made to the Company’s Named Executive Officers and other key employees.  However, no policy has been adopted as to the timing of such grants.  See also Table 8 – Director Compensation for a summary of director compensation.

Transactions with Related Persons

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

The Audit Committee, pursuant to the Audit Committee Charter approved by our Board, has oversight for reviewing material transactions, contracts and agreements, including related person transactions.  The Audit Committee Charter requires that management of the Company inform the Audit Committee of all related person transactions.  In addition, our Code of Business Conduct and Ethics requires our directors, officers and employees to report actual and potential conflicts of interest.  Directors and officers are required to report such information to the Chairman of the Nominating and Corporate Governance Committee.

Our Board and the Nominating and Corporate Governance Committee review annually any related person transaction involving a director in determining the independence of our directors pursuant to our Corporate Governance Guidelines, SEC rules and the New York Stock Exchange listing standards.

Related Person Transactions

During 2009, there was one new related person transaction, namely, the Company and The Louis L. Borick Irrevocable Trust-1998 negotiated to terminate their split dollar life insurance arrangement, as described above in Compensation of Directors.

Superior’s main office and manufacturing facilities located at 7800 Woodley Avenue, Van Nuys, California, are subleased from The Louis L. Borick Trust and the Nita Borick Management Trust.  The trusts are respectively controlled by Mr. L. Borick, who is a director of the Company, and Nita Borick, who is Mr. L. Borick’s former spouse and the mother of Mr. S. Borick.  One of the two buildings on the property is a casting plant containing approximately 85,000 square feet and the other is a combined office, manufacturing and warehouse structure.  The offices comprise approximately 24,000 square feet and the manufacturing and warehouse area comprise approximately 236,000 square feet.  The current sublease expires in 2012.  The Company holds an option to renew for an additional ten-year period.  During fiscal year 2009, Superior paid approximately $1,921,728 in rentals under the land and building leases.  The Company believes this transaction was on terms that are fair to the Company.

PROPOSAL 2
BYLAW AMENDMENT TO REDUCE THE SIZE OF THE BOARD OF DIRECTORS

Our Restated Articles of Incorporation provide that our directors be divided into three classes, as equal in number as possible.  Our Bylaws require that the number of directors at any time must be between nine and fifteen directors.  The Board has previously contained nine directors; three in each of Class I, Class II and Class III.  In 2007, our then Chief Financial Officer retired and resigned from the Board of Directors, reducing the number of sitting Class I directors from three to two.  When we replaced our CFO, the Board of Directors concluded that it was not necessary for our CFO to be a member of the Board of Directors, even though it had been our practice in the past.  Moreover, the Board decided it was not necessary or in our best interest for the vacancy to be filled by adding an additional independent director.  Accordingly, we proposed at our 2009 Annual Meeting that our shareholders approve an amendment to the Bylaws to reduce the size of the Board to a minimum of five and a maximum of nine, as compared to a minimum of nine and a maximum of fifteen.  The proposal also sought to set the exact number of directors initially at the current number of eight.

At our 2009 Annual Meeting, the proposal failed to receive the required affirmative vote of 80% of our outstanding shares, with approximately 74% of our outstanding shares voting in favor.  The Board reviewed the considerations that gave rise to the proposal and the considerations brought forth by those that opposed the 2009 proposal.  Based upon that review, a decision was made to re-submit this proposal for the 2010 Annual Meeting, with a few changes to accommodate the concerns of those that opposed it last year.

Based on their review of considerations relevant to the Company moving to a smaller-sized Board of Directors, including cost savings, efficiencies, expertise and flexibility, the Board of Directors resolved to place before our shareholders this proposal to reduce the size of the Board.  The proposal would amend the Bylaws to reduce the

Superior Industries International, Inc.	2010 Proxy Statement

authorized number of directors to a minimum of seven and a maximum of nine members.  If in the future the exact number of directors was set at a number less than the number of current, sitting directors at the time, under California law no such reduction would have the effect of removing any sitting director prior to the expiration of their term of office.

The proposal is set forth below:

Resolved: Pursuant to Section 212(a) of the California Corporations Code, Article NINE of the Restated Articles of Incorporation of Superior Industries International, Inc. (the “Company”) and Section 6.01 of the Company’s Amended and Restated Bylaws (“Bylaws”), Section 1.02 of the Company’s Bylaws is hereby amended in its entirety to read as follows:

Section 1.02 Number of Directors.  The number of directors of the corporation shall be not less than seven (7) nor more than nine (9). The exact number of directors shall be eight (8) until changed within the foregoing limits by a resolution amending such exact number, duly adopted by the Board of Directors or by the vote or written consent of holders of a majority of the outstanding shares entitled to vote.

Vote Required and Board Recommendation

The affirmative vote of at least eighty percent (80%) of the voting power of all the outstanding shares of Common Stock shall be required to approve this proposal.  Accordingly, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business, but will effectively represent votes against this proposal.

THE SUPERIOR BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR PROPOSAL 2.

PROPOSAL 3
SHAREHOLDER PROPOSAL

The Comptroller of the City of New York, as trustee and/or custodian of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Board of Education Retirement System (the “Systems”), has informed the Company that he intends to present the proposal below at the Annual Meeting.  In aggregate, the Systems hold 145,471 shares of the Company’s Common Stock.  Upon request, we will provide our shareholders with each proponent’s name, address and the number of shares of Company Common Stock held by it.

Shareholder Proposal on Director Election Majority Vote Standard

The Systems proposal and supporting statement are quoted verbatim below:

Resolved: That the shareholders of Superior Industries International, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:  In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected.  The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot.  We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards.   Our Company presently uses a plurality vote standard in all director elections.  Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, companies are increasingly adopting a majority vote standard in company by-laws.  Additionally, these companies have adopted bylaws or policies to address post-election issues related to the status of director nominees that fail to win election. Our Company has not established a majority vote standard in Company bylaws, opting only to establish a post-election director resignation governance policy.   The Company’s director resignation policy simply addresses post-election issues, establishing a

Superior Industries International, Inc.	2010 Proxy Statement

requirement for directors to tender their resignations for board consideration should they receive more “withhold” votes than “for” votes.  We believe that these director resignation polices, coupled with the continued use of a plurality vote standard, are a wholly inadequate response to the call for the adoption of a majority vote standard.

Companies are increasingly moving away from the resignation policy to a majority vote standard.  The wishes of shareholder can be ignored with a resignation policy - three companies with director resignation policy received majority withhold votes and the Boards refused to accept the resignations.

Despite the company’s insistence that the proposal cannot be implemented under California law, California-incorporated Cisco Systems, PG&E Corporation, Quest Software and Pacific Sunwear of California (to which we submitted a similar proposal last year) adopted majority vote standard.  Two proxy rating agencies, RiskMetrics and Glass Lewis, have recommended that shareholders vote for our proposal at Superior Industries, arguing that the hurdles in California are not insurmountable and that the American Bar Association amendments to the Model Business Corporation Act emphasize individual corporate action in the adoption of majority voting.

Company Response to Shareholder Proposal Regarding Method of Voting for Directors

What is the Recommendation of the Company?  THE COMPANY RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

Why Does the Company Oppose this Proposal?  We believe that this proposal is not in the best interest of the shareholders because it is unnecessary and will introduce uncertainty for the reasons explained below:

•
The Systems have presented substantially similar shareholder proposals at each of the last three annual meetings of shareholders, and our shareholders decisively rejected all three proposals.  Moreover, shareholder opposition to these proposals grew as a percentage from the first year to the second year and from the second year to the third year.

•
There is little evidence of a need to change the current voting standard in the Company’s case.  Concerns that directors will be elected with one vote are unfounded where our directors have been elected by high margins and few withheld votes, as discussed below.

•
The shareholder proposal is unnecessary because the Company has already addressed the issue raised by the proposal.  Under the Company’s Corporate Governance Guidelines, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote.  The Nominating and Corporate Governance Committee and the Board must then act upon the tendered resignation, culminating with public disclosure explaining the Board’s decision and decision-making process.

•
The shareholder proposal cannot be implemented as written under California law.  The shareholder proposal calls for directors in uncontested elections to be elected by a “majority of votes cast” standard, but California law permits either a plurality voting standard, which the Company uses, or, since 2007, an unusual standard known as “approval of the shareholders,” which is described below.  The “majority of votes cast” standard called for by the shareholder proposal is not one of the two standards permissible under California law; rather, it appears to have been proposed based on the incorrect assumption that California law is the same as the law of other states, such as Delaware.  Implementing the majority vote standard as proposed would create unnecessary legal and corporate governance uncertainty for the Company since it would conflict with California law.

•
The permissible “approval of the shareholders” standard used by the companies referenced above, such as Cisco Systems, differs significantly from the “majority of votes cast” standard sought by the shareholder proposal.  Under the “approval of the shareholders” standard, and unlike a “majority of votes cast” standard, the director must receive an absolute minimum number of affirmative votes.  That minimum number is a majority of the required quorum for the meeting.  This standard is unusual in corporate elections.  Applying this standard would mean that even if there are no “withheld” votes with respect to a director (i.e., there was no indication of any disapproval of the director), that director would fail to be elected if he or she does not receive an absolute minimum number of affirmative votes.

•
Effective for meetings held on or after January 1, 2010, the New York Stock Exchange, on which the Company’s stock is traded, adopted a rule to eliminate discretionary voting by brokers in elections of directors, whereby brokers would not

Superior Industries International, Inc.	2010 Proxy Statement

be able to cast votes to elect directors for underlying shares unless instructed by the shareholder.  We believe that if the Company were to adopt an “approval of the shareholders” standard, the impact of the new New York Stock Exchange rule will be particularly burdensome for the Company (and other California-incorporated companies in the same position) by making it even more difficult to obtain the absolute minimum number of affirmative votes required under the “approval of the shareholders” standard, thereby increasing the chance of shareholder disenfranchisement.  We believe the Company should assess the impact of the change to the New York Stock Exchange rules as they relate to the Company before further changing the process by which directors are elected.

•
An additional disadvantage to adopting the “approval of the shareholders” standard is that by doing so, the Company will also be required to terminate the directorship within 90 days of all directors who fail to be elected under that voting standard, regardless of whether a successor has been qualified, nominated and appointed and regardless of whether it is in the best interests of the Company and its shareholders.  As a result of adopting the “approval of the shareholders” standard as advocated by the Systems, our board is denied any role in determining the status of an unelected director after 90 days, and the Company would be put at risk of being unable to timely fill board vacancies.

How are the Company’s Directors Currently Elected?  The Company is a California corporation and, as a result, has adopted a voting standard for the election of directors that complies with California law and that we believe is the generally accepted standard for director elections.  In their 2009 director elections, Apple Computer, Inc., and Broadcom Corporation, both major, California-incorporated public companies, used the same plurality voting standard that the Company uses.  The Company’s voting standard provides that directors are elected by a plurality of votes cast.  For the Company, this means that the nominees for director receiving the highest number of “For” votes cast at the Company’s annual meeting are elected as directors to fill the number of open positions on the Board.  This approach is time-tested and well supported.  Last year, both nominated directors were elected with an average in excess of 95% of the votes cast, suggesting that the Systems’ concern that a director could be elected despite a substantial number of withhold votes is largely a theoretical issue.  Thus, we believe there is no need to expend additional Company funds and resources on this proposal, as the Company’s Corporate Governance Guidelines provide a measured and balanced approach through a post-election director resignation policy.

Vote Required and Board Recommendation

Approval of this proposal requires the affirmative vote of a majority of shares of Common Stock represented and voting at the Annual Meeting at which a quorum is present, together with the affirmative vote of at least a majority of the required quorum.  Shares of Common Stock that are voted “FOR”, “AGAINST” or “ABSTAIN” on the proposal are treated as being present at the Annual Meeting for purposes of establishing the quorum, but only shares of Common Stock voted “FOR” or “AGAINST” are treated as shares of Common Stock “represented and voting” at the Annual Meeting with respect to the proposal.  Accordingly, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business, but will not be counted for purposes of determining the number of shares “represented and voting” with respect to the proposal.

THE SUPERIOR BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS
THAT YOU VOTE AGAINST PROPOSAL 3.

Superior Industries International, Inc.	2010 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (this “CD&A”) describes the compensation earned by our Chief Executive Officer, Chief Financial Officers and our three other most highly compensated executive officers.  We refer to all of these officers listed below as our “Named Executive Officers”:

•	Steven J. Borick – Chairman, Chief Executive Officer and President;
•	Erika H. Turner – Chief Financial Officer (until October 23, 2009);
•	Emil J. Fanelli – Vice President, Corporate Controller, and acting Chief Financial Officer (since October 23, 2009);
•	Michael J. O’Rourke – Executive Vice President – Sales, Marketing and Operations;
•	Eddie R. Rodriguez – Vice President, Human Resources (resigned on February 19, 2010); and
•	Robert A. Earnest – Vice President, General Counsel and Corporate Secretary.

Although the compensation programs discussed below apply to Named Executive Officers and our other executives, this CD&A focuses exclusively on the CEO and Named Executive Officers.  With respect our 2009 fiscal year, this CD&A will discuss our compensation philosophy and objectives and describe the various methods, policies and practices for establishing and administering the compensation programs of the Named Executive Officers.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to recruit, retain and motivate experienced and qualified executive talent.  They are designed to reward the achievement of annual and long-term strategic goals, with the ultimate objective of creating shareholder value.  This results in a significant portion of the compensation paid to the Named Executive Officers being tied to our financial performance and the future value of our common stock.  However, we also recognize that we must have the ability to successfully compete for exceptional executives.  Therefore, in addition to being strategically focused, it is essential to provide compensation that is competitive when compared to similar positions at comparable companies.  Accordingly, with respect to the Named Executive Officers, our executive compensation programs are designed to provide:

•	Annual incentive compensation that varies in a consistent manner with the achievement of individual performance objectives and our financial results;
•	Long-term incentive compensation that focuses efforts on building shareholder value through meeting longer-term financial and strategic goals; and
•	Executive benefits that are meaningful and competitive with comparable companies.

In designing and administering the compensation programs of the Named Executive Officers, the Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”) attempts to strike a balance among these elements, which are discussed in more detail below.  The Compensation Committee considers the pay practices of comparable companies to determine the appropriate pay mix and compensation levels, as well as our own specific short and long-term strategic objectives.  The following section describes the various methods the Compensation Committee uses in its design, administration and oversight of the compensation programs for the Named Executive Officers.

Methodology for Establishing Compensation

The Compensation Committee has direct responsibility for making recommendations to the Board regarding the approval, amendment or termination of our executive compensation plans and programs.  The Compensation Committee establishes the annual compensation of our Chairman and CEO.  It also reviews the compensation policy for our other executive officers and makes recommendations to the Board of Directors.  The Compensation Committee has the authority to retain the services of outside advisors and experts to assist it if needed.

The Compensation Committee’s charter requires a minimum of three independent directors and the Compensation Committee is presently composed of three members.  Each member of the Compensation Committee must and does meet the independence requirements as required by the New York Stock Exchange.  The Compensation Committee meets as necessary and met four times in fiscal year 2009.  The Compensation Committee may also take action as appropriate through the use of unanimous written consents.

Superior Industries International, Inc.	2010 Proxy Statement

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee or former officer or employee of the Company or its subsidiaries and no member has any interlocking relationships with us that is subject to disclosure under the rules of the SEC relating to compensation committees.

Setting Executive Compensation

As noted earlier, the Compensation Committee is responsible for establishing the annual compensation of our CEO.  For the remaining Named Executive Officers and other executives, the CEO recommends compensation levels and specific components of compensation.  The Compensation Committee reviews these recommendations and adjusts them as it deems appropriate before approving or recommending any changes.

For NEOs, we generally target the 50th percentile because that is what we consider to be the “market” rate, or what we would expect to spend if we were to replace that position.  Paying higher or lower may occur depending on the experience of a candidate or market competitiveness for a particular position.

As a result of domestic insolvency and foreign competition in the aluminum wheel industry specifically and with the automotive OEM suppliers generally, the Compensation Committee cannot create a direct peer group for comparing the Company’s compensation practices.  Instead, the Compensation Committee reviews broad-based third-party compensation surveys covering a wide array of public companies, some larger and some smaller than we are, to obtain a general understanding of current compensation practices.  In 2009, the Compensation Committee relied primarily on the published surveys of Watson Wyatt Data Service (for all for-profit organizations with 2,500 employees or more located on the West Coast), Salary.com, Inc. (for durable goods manufacturers with revenues between $500 million and $1 billion located either in the state or metropolitan area where the Named Executive Officer is based) and Economic Research Institute (for all industries with revenue of $1 billion in the Named Executive Officers’ metropolitan area).  These compensation surveys provide valuable data for subjective review and confirmation of the equanimity of the salaries paid to the Named Executive Officers.  The data also gives Compensation Committee valid information concerning market pay practices regarding the pay mix among base salary, annual bonus and long-term incentives.  The Compensation Committee may diverge from the survey data to recognize exceptional talent and meet local labor market conditions, and may provide other benefits to recruit, retain and motivate highly qualified executives.

In 2008, the Compensation Committee retained Towers Perrin to conduct a benchmarking study of CEO compensation levels and practices for the primary purpose of determining the appropriate base salary for Mr. Steven Borick.  The following component companies were chosen because they shared the same industry affiliation and they fell within a reasonable range in terms of revenues and market capitalization:

•	Commercial Vehicle Group, Inc.,
•	Fuel Systems Solutions, Inc.,
•	Hayes Lemmerz International, Inc.,
•	Modine Manufacturing, Inc.,
•	Noble International Ltd.,
•	Sauer-Danfoss, Inc.,
•	Stoneridge, Inc., and
•	WABCO Holdings, Inc.

The analysis performed by Towers Perrin also included a survey-based market pricing study using data obtained from the 2007 Towers Perrin CDB Executive Compensation Regression Survey, the 2008 Mercer Regression Survey and the 2007/2008 Watson Wyatt Compensation Regression Survey for automotive parts and accessory manufacturers. Since the Committee believes this data to be valid for at least two years, no new surveys have been purchased. The compensation survey and benchmarking provided the Compensation Committee with data for subjective review and confirmation of the reasonableness of the compensation paid to the Chief Executive Officer.  The data also provided the Compensation Committee with valid information concerning market pay practices with respect to the pay mix among base salary, annual bonus and long-term incentives.

2009 Executive Compensation Components

For the fiscal year ended December 27, 2009, the principal components of compensation for Named Executive Officers were:

•	Base salary;
•	Performance-based annual incentive compensation;
•	Long-term equity incentive compensation;
•	Retirement and similar benefits; and
•	Other benefits.

The Compensation Committee does not use a specific formula for allocating compensation among the various components.  Instead, the Compensation Committee considers market pay practices and whether the total compensation package is fair, reasonable and in accordance with the interests of our shareholders.

Superior Industries International, Inc.	2010 Proxy Statement

Base Salary

The Compensation Committee considers the competitiveness of overall compensation and evaluates the performance of the executive officers and adjusts salaries accordingly.  The goal of the base salary is to provide a fixed element of compensation that competitively rewards the executive’s skills experience and contributions to the Company.

All recommendations regarding CEO compensation were made by the Compensation Committee with no involvement of the CEO or any other member of executive management.  The base salary of Mr. Steven J. Borick was established in his employment agreement effective January 1, 2005.  Pursuant to the agreement, Mr. S. Borick’s annual base salary of $750,000 may not be reduced below this level.  Effective January 1, 2008, the Compensation Committee increased Mr. S. Borick’s annual base salary to $850,000. For 2009, Mr. S. Borick’s annual base salary remained at this level.

For Named Executive Officers other than the CEO, base salary adjustments were based on recommendations of the CEO to the Compensation Committee, taking into account the executive’s performance and our profitability.  Both the CEO and the Compensation Committee reviewed executive officer compensation survey data from Watson Wyatt Data Service, Salary.com, Inc., Economic Research Institute, and proxy statements from varied companies.  Compensation data is obtained from these sources to ensure that we continue to reward our principal executives with competitive compensation.

Base salaries for Named Executive Officers other than the CEO are generally adjusted when deemed necessary to meet market competition or when appropriate to recognize increased responsibilities.  The last such adjustment for each of the Named Executive Officers was July 6, 2009 for Mr. O’Rourke, October 23, 2009 for Mr. Fanelli, and August 1, 2009 for Mr. Earnest.  Mr. Rodriguez and Ms. Turner had no salary increases during fiscal year 2009.  However, both Mr. Rodriguez and Ms. Turner received relocation expense allowances discussed elsewhere.

Performance-Based Annual Incentive Compensation

Mr. Steven Borick, our President and CEO, did not earn a bonus in 2009 under the Executive Annual Incentive Plan (the “CEO Bonus Plan”) that our shareholders approved in 2005.  The purpose of the CEO Bonus Plan is to provide Mr. S. Borick an incentive to meet our annual goals.  Under the CEO Bonus Plan, Mr. S. Borick is eligible to receive a target incentive of 75% of his annual base salary if our pretax income before executive bonuses (“Pre-Tax Net Income”) as defined in the CEO Bonus Plan is equal to 100% of the annual Pre-Tax Net Income target as approved by the Compensation Committee.  However, if such adjusted pretax income target is not met, the award is reduced such that no bonus is awarded if the Pre-Tax Net Income is less than 66% of the annual Pre-Tax Net Income target.  In 2009, the Pre-Tax Net Income target was set at $1,944,000 and our Pre-Tax Net Income was less than 66% of this target, resulting in Mr. S. Borick receiving no earned bonus.

The Compensation Committee may amend or terminate the CEO Bonus Plan, but it cannot increase the amount of bonus payable to more than provided for under the plan formula.  The Compensation Committee is responsible for the administration of the CEO Bonus Plan.  It annually determines the target, whether the target incentive has been achieved and what compensation is payable to Mr. S. Borick.  When it is earned, Mr. S. Borick’s bonus award is paid in cash.

In 2009 we decided that due to the turmoil in the auto industry, there would be no official bonus plan for the Named Executive Officers, other than the CEO Bonus Plan.  Any bonus given would be completely discretionary.  In December 2009, discretionary cash bonuses in the amount of $10,000 were paid to the NEOs, except for the CEO and Ms. Turner, who left our employ on October 23, 2009, thereby forfeiting her bonus.

Long-Term Equity Incentive Compensation

On May 30, 2008, our shareholders approved the 2008 Equity Incentive Plan to achieve four important goals:

1.	Attract and retain qualified personnel for positions of substantial responsibility,
2.	Motivate high levels of performance,
3.	Recognize employee contributions to our success, and
4.	Align the interests of plan participants with those of our shareholders.

Pursuant to this plan, the Compensation Committee has the authority to approve stock option awards, stock appreciation rights and stock awards in the form of either restricted stock or performance units.  However, the Compensation Committee has not approved any stock appreciation rights or stock awards to date.  Stock option awards have been the only long-term equity incentive award approved.  However, the Compensation Committee continues to periodically consider other equity awards and re-evaluates whether such awards are consistent with our compensation philosophy and our  shareholders’ interests.

The decision regarding how many stock options will be awarded to each Named Executive Officer is discretionary and is based on a number of factors:

•	market pay practices,

Superior Industries International, Inc.	2010 Proxy Statement

•	recent performance,
•	recent and expected contributions,
•	the number and timing of previous stock options awards granted and their exercise price, and
•	the total numbers of options to be granted.

Individual stock option awards are based on recommendations of the CEO, with the input of the Vice President of Human Resources, and then reviewed and approved by the Compensation Committee. The Compensation Committee considers pay practices of comparable companies in this determination but does not solely rely on this data to identify the appropriate award levels.  The stock option awards also consider our financial performance without regard to any specified formula.

Stock option awards generally vest twenty-five percent (25%) per year commencing after one year.  Therefore, the stock option awards take four years to fully vest.  Pursuant to the plan, the Compensation Committee may not adopt a vesting schedule shorter than a three-year ratable vesting schedule.  Although the Compensation Committee retains the authority to grant stock option awards using a different vesting schedule, such as performance-based vesting, the Compensation Committee prefers time-based vesting because of its effect on the retention of executives.  In contrast, the requirements for performance-based vesting could be satisfied in a short period and sacrifice the goal of executive retention.

The Compensation Committee typically considers a stock option grant for its Named Executive Officers and other key employees annually.  The Committee decided in 2007 to set a fixed date for the issuance of annual equity awards.  Thus, stock option awards are now approved one week after the release of earnings for the first quarter of the fiscal year, provided that all material information that might impact our stock price has been publicly disclosed.  In 2009, our annual stock option awards were approved and granted to Named Executive Officers on August 14, 2009.  Pursuant to his employment agreement, Mr. Steven J. Borick is also entitled to an annual stock option grant of 120,000 shares per year.  On March 2, 2009, the Compensation Committee granted Mr. S. Borick this stock option award.

Lastly, for new employees, the Compensation Committee may approve a grant on the employee’s date of hire or as soon thereafter as is practicable.  Further, the Compensation Committee reserves the authority to issue additional stock option awards, as it may deem desirable.  Pursuant to the 2008 Equity Incentive Plan, the exercise price for all stock options will be set at the closing stock price on the date of grant.

Retirement and Similar Benefits

Prior to 2008, we generally entered into Salary Continuation Agreements with our Named Executive Officers under our Supplemental Executive Retirement Plan.  In 2008, these individual agreements were terminated and replaced with the Salary Continuation Plan under our Supplemental Executive Retirement Plan.  The Salary Continuation Plan provides that after having reached specified vesting dates and after reaching the age of 65 (or in the event of death while in our employ prior to separation from service), we will pay to the individual, upon ceasing to be employed by us for any reason, a benefit equal to 30% of the individual's final average compensation over the preceding 36 months.  Final average compensation only includes base salary for employees.  The benefit is paid weekly and continues for the later of 10 years or until death, provided death occurs more than 10 years after the employee’s retirement date.  The rights of Messrs. S. Borick, O’Rourke and Fanelli have vested under the Supplemental Executive Retirement Plan, while the rights of Mr. Earnest will vest in August 2016. Mr. Rodriguez and Ms. Turner left the Company before vesting and forfeited their rights under the plan.

All employees may participate in our Savings and Retirement Plan.  For fiscal year 2008, we matched 100% of the first 1% of before-tax contributions made to the plan and 50% of such contributions over 1% and up to 6%.  However, we did not match employee contributions in excess of the legal limit of $16,500 in 2009.  Commencing January 1, 2008, all Company contributions are vested or will be 100% vested after two years of service.

Other Benefits

We provide our Named Executive Officers with incidental benefits that the Compensation Committee believes are reasonable and consistent with the competitive market.  The primary benefits are an automobile allowance and life insurance benefits.  In addition, the Named Executive Officers may participate in our health and welfare benefit plans that are available to other executives and employees.  Also, as detailed in the Compensation Tables in this Proxy Statement, we paid a relocation and housing allowance to Mr. Rodriguez as an inducement to continue his employment with us.  In the Compensation Committee’s judgment, such expenses were reasonable and customary for recruiting, relocating, and retaining an executive officer.

Employment Agreements

Effective January 1, 2005, we entered into an employment agreement with Mr. Steven J. Borick as President and Chief Executive Officer.  The agreement provides for:

•	a five year term, with an annual evergreen provision that calls for renewal unless one of the parties elects not to renew,

Superior Industries International, Inc.	2010 Proxy Statement

•	a minimum annual base salary of $850,000 (The agreement provides annual base salary cannot fall below $750,000 and it is currently set at $850,000),
•
equity compensation commencing March 1, 2006, in the form of an annual stock option grant at fair market value of 120,000 shares per year, plus the ability to participate in our annual grant, which is discretionary on the part of the Compensation Committee,

•	an automobile allowance,
•	life insurance, and
•	other customary employee benefits.

Early Termination

   Upon an early termination of the agreement by us without cause, Mr. S. Borick will receive one year’s base compensation (currently $850,000), in the form of twenty-six biweekly payments.  Upon Mr. S. Borick’s termination of employment due to a “change in control,” Mr. S. Borick will receive three year’s base compensation (i.e., $2,550,000), in the form of seventy-eight biweekly payments.  As defined in his agreement, a “change in control” occurs if:

•	our shareholders approve a merger or consolidation with any other corporation (subject to certain exclusions relating to continuity of control of the Company),
•	the shareholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the Company’s assets, or
•	anyone directly or indirectly acquires legal or beneficial ownership of 30% or more of the combined voting power of our outstanding securities.

There are no other benefits payable in the event of termination or change of control.  Also, no other Named Executive Officer has an agreement that provides for severance upon termination or change of control.

Tax Deductibility of Executive Compensation

To maximize shareholder value, the Compensation Committee endeavors to minimize the after-tax cost of compensation, but not in a manner that would compromise our compensation philosophy or objectives.  For example, consistent with our compensation philosophy, the Compensation Committee structured the CEO’s Bonus Plan to be performance based to qualify any payments thereunder as deductible compensation expenses under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”).  In 2009, the deductibility of the compensation paid to the Named Executive Officers was not limited by Code Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  Based on this review and discussion, the Compensation and Benefits Committee recommended to the Board of Directors and the Board of Directors approved the inclusion of this Compensation Discussion and Analysis in this Proxy Statement and the incorporation of it by reference in the Annual Report on Form 10-K.

BY THE COMPENSATION AND BENEFITS COMMITTEE OF THE BOARD OF DIRECTORS

V. Bond Evans - Committee Chair
Sheldon I. Ausman
March 19, 2010	Michael J. Joyce

Superior Industries International, Inc.	2010 Proxy Statement

COMPENSATION TABLES
Table 1 – Summary Compensation Table

Table 1 below summarizes the total compensation paid or earned by each of the Company’s Named Executive Officers for the fiscal years ended December 27, 2009, December 28, 2008 and December 30, 2007.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards (1)	Awards (2)	Compensation	Earnings (3)	Compensation (4)	Total
Principal Position	Year	$	$	$	$	$	$	$	$
Steven J. Borick	2009	$850,000	$-	$-	$684,209	$-	$162,783	$83,817	$1,780,809
Chairman, Chief Executive	2008	$849,615	$-	$-	$949,100	$-	$32,230	$133,866	$1,964,811
Officer and President	2007	$750,006	$-	$-	$950,246	$445,175	$163,085	$38,488	$2,347,000

Emil J. Fanelli (5)	2009	$183,025	$10,000	$-	$42,402	-	$13,304	$15,584	$264,315
Vice President, Corporate Controller	2008	$178,702	$-	$-	$83,031	-	$-	$15,075	$276,808
and Chief Financial Officer	2007	$172,219	$15,000	$-	$66,687	-	$19,157	$13,362	$286,425

Michael J. O'Rourke	2009	$291,250	$10,000	$-	$97,525	-	$56,480	$17,465	$472,720
Executive Vice President -	2008	$260,577	$-	$-	$121,779	-	$20,269	$17,326	$419,951
Sales and Administration	2007	$208,076	$20,000	$-	$66,687	-	$31,424	$14,615	$340,802

Eddie R. Rodriguez	2009	$200,000	$10,000	$-	$50,883	-	$26,259	$193,842	$480,984
Vice President -	2008	$200,000	$-	$-	$44,240	-	$323,954	$-	$568,194
Human Resources	2007	$42,308	$1,000	$-	$130,100	-	$-	$-	$173,408

Robert A. Earnest	2009	$260,078	$10,000	$-	$50,883	-	$32,819	$17,465	$371,245
Vice President - General	2008	$250,154	$15,420	$-	$99,268	-	$254,120	$17,454	$636,416
Counsel and Corporate Secretary	2007	$227,601	$10,000	$-	$53,349	-	$-	$14,323	$305,273

Erika H. Turner (5)	2009	$263,533	$-	$-	$50,883	-	$-	$16,692	$331,108
Chief Financial Officer	2008	$234,692	$30,000	$-	$120,695	-	$482,189	$48,668	$916,245
	2007	$-	$-	$-	$-	-	$-	$-	$-

(1)	The Company has not granted any stock appreciation rights or stock awards.

(2)
Reflects the aggregate grant date fair value of option awards granted pursuant to the Company’s stock option plans to each of the Named Executive Officers during the fiscal years ended December 27, 2009, December 28, 2008 and December 30, 2007.  Assumptions used in the calculation of these amounts are included in Note 12 to the Company’s audited financial statements for the fiscal year ended December 27, 2009, included in the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the “SEC”).

(3)
Reflects the amounts of the actuarial increase in the present value of each Named Executive Officer’s benefits under the Company’s Supplemental Executive Retirement Plan (the “SERP), determined using the same assumptions used for financial statement reporting purposes for the fiscal years ended December 27, 2009, December 28, 2008 and December 30, 2007, as reflected in Note 9 to the Company’s audited financial statements referred to in footnote (2) above.  During 2008, there was an actuarial decrease in the present value of Mr. Fanelli’s SERP benefit of $8,779.  The rights of Messrs. S. Borick, O’Rourke and Fanelli have vested under the SERP, while the rights of Mr. Earnest will vest in August 2016.  Messrs. Earnest and Rodriguez and Ms. Turner were initially enrolled in the SERP in 2008.  Ms. Turner resigned from the Company on October 23, 2009, at which time the present value of her SERP was reversed.  Mr. Rodriguez resigned from the Company on February 19, 2010.  There are no other nonqualified deferred compensation arrangements with the Named Executive Officers.

(4)
The amounts shown generally include matching contributions allocated by the Company to each Named Executive Officer pursuant to the employee retirement savings plan, and the value attributable to life insurance premiums paid by the Company on behalf of the Named Executive Officers.

Superior Industries International, Inc.	2010 Proxy Statement

Additionally, Mr. S. Borick was paid an annual car allowance totaling $36,000 in each year. Mr. S. Borick’s other compensation in 2009 also includes imputed income for the personal use of the Company aircraft totaling $47,559.

With respect to the non-business use of the Company aircraft, the amount required to be reported represents the incremental cost of providing the benefit and not the total cost or the value of the benefit to the recipient.  The Company has computed the incremental aircraft cost on a per hour basis by including:

•	The cost of fuel, oil, catering expenses and crew travel expenses;
•	Landing, parking, flight planning, customs and similar fees;
•	The cost of flight-related maintenance; and
•	The dollar value of the lost tax deductions for expenses that exceed the amounts reported as income for our Named Executive Officers.

Since our aircraft was used over 90% for business travel, incremental costs exclude fixed costs such as depreciation, crew compensation, hangar rent and insurance.

With respect to Mr. Rodriguez, also includes relocation amounts of  $177,741 in 2009; $40,647 in 2008; and $5,405 in 2007 for a resettlement allowance plus travel, temporary living expenses, real estate costs and shipment of household and other personal property.  These relocation amounts included gross-ups for the payment of taxes totaling $61,741 in 2009; $15,442 in 2008; and $2,267 in 2007.  There were no other single items exceeding $10,000 in the amounts shown.

(5)
Ms. Turner, who joined the Company as CFO on February 22, 2008, resigned from the Company on October 23, 2009.  Accordingly, the amounts shown represent the various components of compensation through that date.  Mr. Fanelli, Vice President – Corporate Controller and Chief Accounting Officer, assumed the role of acting CFO as of the date of Ms. Turner’s resignation.

Table 2 – Grants of Plan Based Awards

Table 2 below summarizes the total stock option awards granted to each of the Company’s Named Executive Officers for the fiscal year ended December 27, 2009.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(I)	(j)	(k)	(l)
									All Other
								All Other	Option
								Stock Awards:	Awards:		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Exercise or	Fair Value
		Under Non-Equity			Under Equity			Shares of	Securities	Base Price	of Stock
		Incentive Plan Awards (1)			Incentive Plan Awards			Stock or	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (2)	Options	Awards	Awards
Name	Date	$	$	$	#	#	#	#	#	$/Share	$
Steven J. Borick		$-	$-	$-	-	-	-	-
	8/14/09	-	-	-	-	-	-	-	80,000	$15.17	$344,991
	3/02/09	-	-	-	-	-	-	-	120,000	$10.09	$339,218
Emil J. Fanelli		$-	$-	$-
	8/14/09	-	-	-	-	-	-	-	10,000	$15.17	$42,402
Michael J. O'Rourke		$-	$-	$-
	8/14/09	-	-	-	-	-	-	-	23,000	$15.17	$97,525
Eddie R. Rodriguez		$-	$-	$-
	8/14/09	-	-	-	-	-	-	-	12,000	$15.17	$50,883
Robert A. Earnest		$-	$-	$-
	8/14/09	-	-	-	-	-	-	-	12,000	$15.17	$50,883
Erika H. Turner		$-	$-	$-
	8/14/09	-	-	-	-	-	-	-	12,000	$15.17	$50,883

(1)
There were no payments under the non-equity incentive plans in 2009.  Detailed information regarding these plans for the CEO and the other Named Executive Officers can be found under Compensation Discussion and Analysis – 2009 Executive Compensation Components – Performance-Based Annual Incentive Compensation in this Proxy Statement.

(2)	The Company has not granted any stock appreciationrights or stock awards.

Superior Industries International, Inc.	2010 Proxy Statement

Table 3 – Outstanding Equity Awards

Table 3 below summarizes the total outstanding equity awards for each of the Company’s Named Executive Officers as of December 27, 2009.

	Option Awards					Stock Awards (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
			Equity				Market	Awards:	Payout
			Incentive			Number	Value of	Number of	Value of
			Plan			of Shares	Shares	Unearned	Unearned
		Number of	Awards:			or Units	or Units	Shares,	Shares,
	Number of	Securities	Number of			of Stock	of Stock	Units or	Units or
	Securities	Underlying	Securities			That	That	Other	Other
	Underlying	Unexercised	Underlying	Option		Have	Have	Rights That	Rights That
	Unexercised	Options (#)	Unexercised	Exercise	Option	Not	Not	Have Not	Have Not
	Options (#)	Unexercisable	Unearned	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	(1)aa	Options (#)	($)aa	Date	(#)	($)	(#)	($)

Steven J. Borick	-	80,000	-	$15.17	08/14/19	-	-	-	-
	-	120,000	-	$10.09	03/02/19	-	-	-	-
	18,750	56,250	-	$21.84	05/16/18	-	-	-	-
	30,000	90,000	-	$17.70	03/03/18	-	-	-	-
	25,000	25,000	-	$18.55	12/12/17	-	-	-	-
	60,000	60,000	-	$21.72	03/16/17	-	-	-	-
	149,999	50,001	-	$17.56	08/09/16	-	-	-	-
	89,999	30,001	-	$21.97	03/01/16	-	-	-	-
	150,000	-	-	$25.00	03/23/15	-	-	-	-
	100,000	-	-	$34.08	04/30/14	-	-	-	-
	200,000	-	-	$43.22	12/19/13	-	-	-	-
	50,000	-	-	$42.75	10/09/12	-	-	-	-
	60,000	-	-	$36.87	09/20/11	-	-	-	-
	60,000	-	-	$32.25	09/20/10	-	-	-	-

Emil J. Fanelli	-	10,000		$15.17	08/14/19	-	-	-	-
	3,750	11,250	-	$21.84	05/16/18	-	-	-	-
	7,500	7,500	-	$18.55	12/12/17	-	-	-	-
	15,000	5,000	-	$17.56	08/09/16	-	-	-	-
	15,000	-	-	$25.00	03/23/15	-	-	-	-
	2,500	-	-	$34.08	04/30/14	-	-	-	-
	3,749	-	-	$43.22	12/19/13	-	-	-	-
	1,251	-	-	$42.87	12/19/13	-	-	-	-
	2,500	-	-	$42.75	10/09/12	-	-	-	-
	1,250	-	-	$36.20	10/09/12	-	-	-	-
	1,249	-	-	$42.77	05/14/11	-	-	-	-
	1,251	-	-	$38.75	05/14/11	-	-	-	-
	750	-	-	$28.00	09/20/10	-	-	-	-

Michael J. O'Rourke	-	23,000	-	$15.17	08/14/19	-	-	-	-
	5,500	16,500	-	$21.84	05/16/18	-	-	-	-
	7,500	7,500	-	$18.55	12/12/17	-	-	-	-
	26,249	8,751	-	$17.56	08/09/16	-	-	-	-
	25,000	-	-	$25.00	03/23/15	-	-	-	-
	7,500	-	-	$34.08	04/30/14	-	-	-	-
	11,249	-	-	$43.22	12/19/13	-	-	-	-
	3,751	-	-	$42.87	12/19/13	-	-	-	-
	5,000	-	-	$42.75	10/09/12	-	-	-	-
	5,000	-	-	$36.20	10/09/12	-	-	-	-
	2,499	-	-	$36.87	09/20/11	-	-	-	-
	7,501	-	-	$29.40	09/20/11	-	-	-	-
	7,500	-	-	$28.00	09/20/10	-	-	-	-

Eddie R. Rodriguez	-	12,000	-	$15.17	08/14/19	-	-	-	-
	2,000	6,000	-	$21.84	05/16/18	-	-	-	-
	1,000	1,000	-	$18.55	12/12/17	-	-	-	-
	10,000	10,000	-	$22.00	10/15/17	-	-	-	-

Robert A. Earnest	-	12,000	-	$15.17	08/14/19	-	-	-	-
	4,500	13,500	-	$21.84	05/16/18	-	-	-	-
	6,000	6,000	-	$18.55	12/12/17	-	-	-	-
	7,500	2,500	-	$21.72	08/21/16	-	-	-	-

Erika H. Turner	-	-	-	-	-	-	-	-	-

Superior Industries International, Inc.	2010 Proxy Statement

(1)	All unexercisable options vest at a rate of 25% per year over the first four years of the ten-year option term.
(2)	The Company has not granted stock appreciation rights or stock awards.

Table 4 – Option Exercises and Stock Vested

None of the Company’s Named Executive Officers exercised any stock options during the fiscal year ended December 27, 2009 and the Company has not granted any stock appreciation rights or stock awards.

Table 5 – Securities Authorized for Issuance Under Equity Compensation Plans

Table 5 below contains information about securities authorized for issuance under our equity compensation plans.  The features of these plans are described further in Note 12 to the Company’s audited financial statements for the fiscal year ended December 27, 2009, included in the Company’s Annual Report on Form 10-K, as filed with the SEC.

	Number of securities		Number of securities
	to be issued	Weighted-average	remaining available
	upon exercise of	exercise price of	for future issuance
	outstanding options,	outstanding options,	under equity
Plan Category	warrants and rights	warrants and rights	compensation plans

Equity compensation plans approved by
security holders	3,503,858	$24.06	2,890,500

Equity compensation plans not
approved by security holders	-	-	-

Total	3,503,858	$24.06	2,890,500

Table 6 – Pension Benefits

Table 6 below summarizes the present value of benefits under the Company’s SERP for each of the Company’s Named Executive Officers as of December 27, 2009.

(a)	(b)	(c)	(d)	(e)
		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last
	Plan	Service (2)	Benefit (3)	Fiscal
Name	Name (1)	(#)	($)	Year ($)

Steven J. Borick	Supplemental Executive Retirement Plan	-	$1,643,963	$-

Emil J. Fanelli	Supplemental Executive Retirement Plan	-	$548,066	$-

Michael J. O'Rourke	Supplemental Executive Retirement Plan	-	$313,992	$-

Eddie R. Rodriguez	Supplemental Executive Retirement Plan	-	$350,213	$-

Robert A. Earnest	Supplemental Executive Retirement Plan	-	$286,939	$-

Erika H. Turner	Supplemental Executive Retirement Plan	-	$-	$-

(1)
Pursuant to the SERP, after having reached specified vesting dates and after reaching the age of 65 (or in the event of death while employed by the Company), the SERP provides for the Company to pay to the

Superior Industries International, Inc.	2010 Proxy Statement

individual, upon ceasing to be employed by the Company for any reason, a benefit equal to 30% of the individual's final average compensation over the preceding 36 months.  Final average compensation only includes base salary for employees.  The benefit is paid weekly and continues for the later of 10 years or until death, provided death occurs more than 10 years following the employee’s retirement date.

(2)
“Years of credited service” does not apply to supplemental retirement plans.  The rights of Messrs. S. Borick, O’Rourke and Fanelli are vested under the SERP and, thus, they are entitled to receive such amounts upon retirement.  The rights of Mr. Earnest vest in August 2016.  Ms. Turner resigned from the Company on October 23, 2009 and Mr. Rodriguez resigned from the Company on February 19, 2010.

(3)
Represents the present value of accumulated benefits payable to each of the Named Executive Officers, under the SERP, determined using the same assumptions described in Note 9 to the Company’s audited financial statements for the fiscal year ended December 27, 2009, included in the Company’s Annual Report on Form 10-K, as filed with the SEC.

Table 7 – Nonqualified Deferred Compensation

Other than the SERP included in Table 1 – Summary Compensation Table in this Proxy Statement, the Company has no other deferred compensation arrangements with the Named Executive Officers.

Upon early termination of his Executive Employment Agreement (the “Employment Agreement”) by the Company without cause, Mr. S. Borick will receive one year’s base compensation, paid bi-weekly.
Upon Mr. S. Borick’s termination of employment due to a “change in control,” as defined in the Employment Agreement, he shall receive three years base compensation, paid bi-weekly over a thirty-six month period.  As of December 27, 2009, Mr. S. Borick’s annual base compensation was $850,000.  See also Compensation Discussion and Analysis – 2009 Executive Compensation Components - Employment Agreements in this Proxy Statement.

Table 8 – Director Compensation

Table 8 below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 27, 2009.  See also Corporate Governance and the Board of Directors – Compensation of Directors in this Proxy Statement.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension
					Value and
	Fees			Non-Equity	Nonqualified	All
	Earned or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compensation
	Cash (2)	Awards (3)	Awards (4)	Compensation	Earnings (5)	(6)	Total
Name (1)	($)	($)	($)	($)	($)	($)	($)

Sheldon I. Ausman	$84,000	-	$21,201	-	$16,252	$-	$121,453

Louis L. Borick	$41,000	-	$21,201	-	$-	$2,428,862	$2,491,063

Phillip W. Colburn	$67,000	-	$21,201	-	$7,847	$-	$96,048

Margaret S. Dano	$66,500	-	$21,201	-	$2,971	$-	$90,672

V. Bond Evans	$53,000	-	$21,201	-	$8,133	$-	$82,334

Michael J. Joyce	$53,500	-	$21,201	-	$9,682	$-	$84,383

Francisco S. Uranga	$51,000	-	$21,201	-	$2,400	$-	$74,601

(1)
Mr. Steven J. Borick, Chairman, Chief Executive Officer and President, is not included in this table as he is an employee of the Company and, thus, receives no compensation for his services as Director.  The compensation received by Mr. S. Borick is shown in Table 1 - Summary Compensation Table in this Proxy Statement.

(2)
During 2009, all non-employee Directors of the Company, except for Mr. Ausman, were each compensated $36,000 as an annual retainer fee.  Mr. Ausman’s annual retainer, as Lead Director, is $46,000.  All non-employee Directors also received $1,000 for each Board meeting attended, $2,000 for each committee meeting attended, or $2,500 for each committee meeting chaired.

(3)	The Company has not granted any stock appreciation rights or stock awards.

(4)
Reflects the aggregate grant date fair value of option awards granted pursuant to the Company’s 2008 Equity Incentive Plan (the “2008 Plan”) to each of the non-employee Directors during the fiscal year ended December 27, 2009.  Assumptions used in the calculation of these amounts are included in Note 12 to the Company’s audited financial statements for the fiscal year ended December 27, 2009, included in the Company’s Annual Report on Form 10-K, as filed with the SEC.  As of December 27, 2009, each non-employee Director had the following number of options outstanding: Sheldon I. Ausman: 28,500; Louis L. Borick: 265,000; Phillip W. Colburn: 28,500; Margaret S. Dano: 15,000; V. Bond Evans: 28,500; Michael J. Joyce: 20,000; and Francisco S. Uranga: 15,000. Options granted to non-employee Directors prior to the adoption of our 2008 Plan on May 30, 2008, vested one year from the date of grant.  Options granted under the 2008 Plan vest at a rate of 25% per year over the first four years of the ten-year option term.

(5)
Reflects the amounts of the actuarial increase in the present value of each non-employee Director’s benefits under the Company’s SERP, determined using the same assumptions used for financial statement reporting purposes for the fiscal year ended December 27, 2009, as reflected in Note 9 to the Company’s audited financial statements referred to in footnote (4) above. The rights of Messrs. Ausman, S. Borick, Colburn and Evans under the SERP have vested.  The rights of Mr. Joyce will vest on May 15, 2010, and those of Ms. Dano and Mr. Uranga will vest on January 1, 2012.  Mr. L. Borick elected to begin receiving his SERP benefit as of March 1, 2007 – see footnote (6) below. Information regarding the SERP can be found in Compensation Discussion and Analysis – 2009 Executive Compensation Components – Retirement and Similar Benefits in this Proxy Statement. There are no other nonqualified deferred compensation arrangements with the non-employee Directors.

(6)
Effective January 1, 2005, pursuant to his 1994 Employment Agreement, Mr. L. Borick also began receiving annual retirement compensation equal to his annual base compensation as of December 31, 2004 of $1 million.  He received this amount, paid bi-weekly, through the end of 2009.  Beginning in 2010, and continuing for a maximum of ten years, Mr. L. Borick will receive one-half of such amount, paid bi-weekly.  This benefit shall cease in the event of Mr. L. Borick’s demise.

On January 1, 2005, the Company entered into a Services Agreement with Mr. L. Borick as Chairman of the Board, following the termination of his services as Chief Executive Officer under his 1994 Employment Agreement.  The Services Agreement provided annual compensation of $300,000, use of a company automobile, medical and dental benefits, and life insurance under a split dollar arrangement for a face value of $2,500,000.  Effective March 1, 2007, Mr. L. Borick’s Services Agreement was amended to change his annual compensation from $300,000 to the same compensation plan applicable to all non-employee Directors.  As of that same date, Mr. L. Borick commenced receiving his benefits under the SERP, which totaled $300,000 during 2009.  Mr. L. Borick’s other compensation in 2009 included $982,295 related to the termination of the split-dollar insurance policies, which were surrendered to Mr. L. Borick; $139,299 for assisted living benefit expense, including related tax reimbursements of $61,299.

Superior Industries International, Inc.	2010 Proxy Statement

AUDIT AND NON-AUDIT FEES

Audit Fees

The aggregate fees billed by our independent registered public accounting firm, Deloitte and Touche LLP, for professional services in connection with the annual integrated audit and reviews of the quarterly financial statements, during the fiscal year ended December 27, 2009 were $733,626.  Prior to May 7, 2009, PricewaterhouseCoopers LLP served as our independent registered public accounting firm.  During the fiscal years ending December 27, 2009 and December 28, 2008, the aggregate fees billed by PricewaterhouseCoopers LLP for the professional services mentioned above were $90,264 and $998,951, respectively.

Audit Related Fees

During our fiscal year ended December 27, 2009, Deloitte and Touche LLP billed us $21,000 for assistance that was provided in responding to a Securities and Exchange Commission comment letter received by us during the 4th quarter of 2009.  There were no other audit related fees billed by Deloitte and Touche LLP or PricewaterhouseCoopers LLP while serving as our independent registered public accounting firms.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP, while serving as our independent registered public accounting firm, for professional tax services during the fiscal years ended December 27, 2009 and December 28, 2008, were $30,204 and $61,638, respectively.  Tax fees consist of fees billed for professional services rendered for tax compliance, advice and planning.  Such services were for assistance in responding to requests from the tax authorities.  The aggregate fees billed by Deloitte and Touche LLP for professional tax services after being appointed as our independent registered public accounting firm on May 7, 2009 were $23,730.

All Other Fees

There were no fees billed by either of our independent registered public accounting firms for any other services provided by our outside auditors during the fiscal years ended December 27, 2009 and December 28, 2008.

The Audit Committee pre-approves all audit-related and all permissible non-audit services performed by our independent registered public accounting firm.  The Audit Committee has delegated to the Chair the authority to grant pre-approvals up to an aggregate of $25,000, provided such pre-approvals are presented to the full committee at the next meeting.

Superior Industries International, Inc.	2010 Proxy Statement

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 27, 2009, and the notes thereto.

The Audit Committee reviewed and discussed with management our audited financial statements for the fiscal year ended December 27, 2009 and the notes thereto.

The Audit Committee discussed with the Company’s independent registered public accounting firms, PricewaterhouseCoopers during the first quarter, and Deloitte and Touche, for the remainder of the fiscal year, the matters required to be discussed by Statement on Accounting Standards (SAS) No. 61 (Communications with Audit Committees) and SAS No. 114 (The Auditor’s Communication with Those Charged with Governance).  The Audit Committee also received and discussed the disclosures required by the Public Company Accounting Oversight Board (PCAOB) Rule 3526 (Communication with Audit Committees Concerning Independence) and the SEC and has discussed the independent registered public accounting firm’s independence from the Company and its management.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2009.

THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Sheldon I. Ausman – Committee Chair
Philip W. Colburn
March 11, 2010	Margaret S. Dano

Superior Industries International, Inc.	2010 Proxy Statement

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Superior’s officers and directors, and persons who beneficially own more than 10% of a registered class of Superior’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC.  Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish Superior with copies of all Forms 3, 4 and 5 that they file.  Based solely on Superior’s review of the copies of such forms it has received, including amendments, or written representations from certain reporting persons regarding Form 5s required for those persons, we believe that all our officers, directors and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal year 2009, except one Form 4 report relating to Mr. Joyce’s annual director’s equity grant was filed one day late.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who wish to present proposals for action at the 2011 Annual Meeting of Shareholders must give written notice to the Corporate Secretary of the Company at 7800 Woodley Avenue, Van Nuys, California 91406. SEC rules require that such notice be given by December 10, 2010 in order for your proposal to be considered for inclusion in our proxy statement and form of proxy relating to that meeting.  With respect to proposals to be brought before our shareholders at the 2011 Annual Meeting of Shareholders other than through inclusion in our proxy statement and form of proxy, we must have notice of such proposals by January 21, 2011 with respect to director nomination proposals, and by February 23, 2011 with respect to all other matters, or our proxy for such meeting will confer discretionary authority on the persons named in the proxy to vote for such matters.

ANNUAL REPORT TO SHAREHOLDERS
AND OTHER MATTERS

Deloitte & Touche LLP audited our consolidated financial statements for the year ended December 27, 2009.  A representative of Deloitte & Touche is expected to be present at the Annual Meeting and available to respond to appropriate questions and to make statements if they desire to do so.

On May 7, 2009, PricewaterhouseCoopers LLP (“PwC”) was dismissed as the company’s independent registered public accounting firm.  The Company’s Audit Committee of the Board of Directors (the “Audit Committee”) participated in and approved the decision to change its independent registered public accounting firm.

The reports of PwC on the Company’s financial statements for the fiscal years ended December 31, 2008 and December 31, 2007 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal years ended December 28, 2008 and December 30, 2007, and through May 7, 2009, there have been no disagreements with PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years.

During the fiscal years ended December 28, 2008 and December 30, 2007, and through May 7, 2009, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except for the identification of a material weakness in internal control over financial reporting related to the completeness, accuracy and valuation of the accounting and disclosure of income taxes as of December 30, 2007 which was remediated as of December 28, 2008.

On May 28, 2009, the Audit Committee approved the engagement of Deloitte & Touch LLP (“D&T”) as its independent registered public accounting firm for the fiscal year ending December 27, 2009.

During the two fiscal years ended December 28, 2008 and the subsequent interim period prior to engaging D&T, neither the Company nor anyone acting on behalf of the Company, consulted D&T regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instruction to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Superior Industries International, Inc.	2010 Proxy Statement

Management does not know of any matters to be presented to the Annual Meeting other than those described above.  However, if other matters properly come before the Annual Meeting, those named in the proxy will vote the proxy using their best judgment on such matters, and by returning your proxy, you are giving them the discretionary authority to do so.

Our Annual Report to Shareholders, which has also been made available to shareholders along with this Proxy Statement, contains financial and other information about us, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials or subject to Regulation 18 of the Exchange Act.  The information contained in the Compensation Discussion and Analysis, Compensation Committee Report and Audit Committee Report sections of this Proxy Statement shall not be deemed filed with the SEC or subject to Regulation 14A or 14C or to the liabilities of the Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

By:	/s/ Steven J. Borick
Steven J. Borick Chairman of the Board, C.E.O. and President

Van Nuys, California
Dated: April 5, 2010

THIS PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE ON WWW.PROXYVOTE.COM BY USING YOUR INDIVIDUAL 12 DIGIT NUMBER FOUND ON THE NOTICE OF INTERNET AVAILABILITY PREVIOUSLY SENT TO YOU.

WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT TO SHAREHOLDERS FOR 2009 AND OUR ANNUAL REPORT ON FORM 10-K INCLUDING OUR FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES AND EXHIBITS, FILED WITH THE SEC FOR FISCAL YEAR 2009 TO ANY BENEFICIAL OWNER OF THE COMPANY’S COMMON STOCK, AS OF THE RECORD DATE, UPON WRITTEN REQUEST TO SUPERIOR INDUSTRIES INTERNATIONAL, INC., 7800 WOODLEY AVENUE, VAN NUYS, CALIFORNIA 91406 ATTENTION: CHIEF FINANCIAL OFFICER.

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 21, 2010.

SUPERIOR INDUSTRIES INTERNATIONAL,  INC.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
ATTN: ROBERT A. EARNEST
7800 WOODLEY AVE.
VAN NUYS, CA 91406-1788

Meeting Information
Meeting Type:	Annual

For holders as of:	March 22, 2010
Date: May 21, 2010	Time: 10:00 a.m. PDT
Location:	Airtel Plaza Hotel 7277 Valjean Avenue Van Nuys, CA 91406
You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M22846-P89444

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT                ANNUAL REPORT/10K WRAP

How to View Online:
Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy.  Please choose one of the following methods to make your request:

1) BY INTERNET:                                www.proxyvote.com
2) BY TELEPHONE:                            1-800-579-1639
3) BY E-MAIL*:                                   sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.  Please make the request as instructed above on or before May 7, 2010 to facilitate timely delivery.

— How To Vote —
Please Choose One of the Following Voting Methods

Vote In Person:Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com.  Have the 12-Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M22846-P89444

Voting Items

The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors

Nominees:

(1) Sheldon I. Ausman
(2) V. Bond Evans
(3) Michael J. Joyce

The Board of Directors recommends you vote FOR the following proposal:

2.     Approval of Bylaw Amendment to reduce Board Size.

The Board of Directors recommends you vote AGAINST the following proposal:

3.     Approval of Shareholder Proposal to change voting standard for Director elections..

M22849-P89444

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
ATTN: ROBERT A. EARNEST
7800 WOODLEY AVE.
VAN NUYS, CA 91406-1788
HOW TO VOTE

VOTE BY INTERNET -www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M22832-P89444 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

The Board of Directors recommends that you  vote FOR the following:

1.	Election of Directors

Nominees:

(1) Sheldon I. Ausman
(2) V. Bond Evans
(3) Michael J. Joyce

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposal:

2.	Approval of Bylaw Amendment to reduce Board Size.

For	Against	Abstain
☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

3.        Approval of Shareholder Proposal to change voting standard for Director elections.

For	Against	Abstain
☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report/10 K Wrap are available at www.proxyvote.com.

M22833-P89444

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS MAY 21, 2010

The undersigned hereby appoints ROBERT A. EARNEST and JAY VILLEDA, and each of them, as the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of SUPERIOR INDUSTRIES INTERNATIONAL, INC., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said corporation to be held at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91406 on Friday, May 21, 2010 at 10:00 A.M. PST and at any and all postponements and adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally thereat.

THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS, FOR THE APPROVAL OF PROPOSAL 2 AND AGAINST PROPOSAL 3. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT MAY BE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OF WHICH THE BOARD OF DIRECTORS DID NOT HAVE NOTICE PRIOR TO FEBRUARY 11, 2010.

Continued and to be signed on reverse side.